Dror Ortho-Design, Inc. 8-K

Exhibit 10.1

Employment Agreement

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of December 6, 2021, by and between Dror Ortho-Design Ltd. registration No. 513542274 (the “Company”), and Lee Haddad ID No.: 328971973(“Executive”).

WHEREAS, the Executive is expected to make major contributions to the stability, growth and financial strength of the Company;

WHEREAS, in consideration of the Executive’s employment with the Company, the Company desires to provide the Executive with certain compensation and benefits as set forth in this Agreement; and

WHEREAS, the Executive desires to be employed by the Company on the terms contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.            Position and Duties.

(a)           Beginning as of December 6, 2021 (the “Effective Date") The Executive shall serve as the Chief Executive Officer (“CEO”) of the Company reporting to the Company’s Board of Directors (the “Board”). The Executive shall also be appointed a director of the Company.

(b)           In addition, without further compensation, the Executive shall serve as a director or officer of one or more of the Company’s subsidiaries or affiliates if so elected or appointed from time to time.

(c)           The Executive shall have such duties, authority and responsibilities as are consistent with the role of CEO and as may be set forth in the governing documents of the Company, and in any event subject to the direction and supervision of the Board. For purposes of the applicability of the Company compensation plans to the Executive, Executive shall be considered an “employee.” Executive shall be a full-time employee provided he shall have discretion to devote whatever amount of his time to the performance of his duties hereunder as he deems necessary. Executive shall not be prohibited from (i) serving as a member of the board of directors of unaffiliated companies, (ii) serving on civic, charitable, educational, religious, public interest or public service boards, (iii) managing the Executive’s personal and family investments, (iv) engaging in or having an ownership interest in other businesses, (v) working on any consulting relationships he has now, and (vi) take on anew consultant position that does not materially interfere with his duties to the Company. In addition, the Executive has disclosed to the Company his involvement in entities and investments other than the Company (collectively, the “Outside Activities”). The Company shall permit the Executive to continue to engage in the Outside Activities provided that the Executive agrees to disclose to the Board any actual or potential conflict of interest arising out of any such Outside Activity and no such Outside Activity materially interferes with Executive’s ability to perform his responsibilities hereunder.

(d)           All employees and consultants of the Company shall report to the Executive.

(e)           In the event that Executive discovers that he has, or might have at some point in the future, any direct or indirect personal interest in any of the Company’s business, or a conflict of interest with his employment duties and functions, Executive shall promptly inform the Board upon such discovery.

(f)           It is agreed between the parties that the position the Executive holds within the Company is (i) a high senior position, (ii) requires a special measure of personal trust and loyalty or (iii) is of conditions and circumstances of which it is impossible for the Company to control Executive's working hours. Accordingly, the Law of Working Hours and Rest, 5711-1951, and any other law amending or replacing such law, shall not apply to the employment of the Executive. Executive undertakes not to claim that the Law of Working Hours and Rest applies to Executive’s employment with the Company. Executive acknowledges the legitimacy of the Company’s requirement to work “overtime” or during “weekly rest- hours” without being entitled to “overtime compensation” or “weekly rest-hour compensation” (as these terms are defined in the Working Hours and Rest Law), and Executive undertakes to reasonably comply with such requirements of the Company. Executive acknowledges that the consideration set for him hereunder nevertheless includes within it any consideration that would otherwise have been due to Executive pursuant to such law and Executive shall not be granted any other compensation or payment.

2.            Term. This Agreement and Executive’s employment hereunder shall be for an initial term commencing on the date hereof (the “Effective Date”) and ending on December 31, 2025 (the “Expiration Date”), unless terminated earlier by the Company or the Executive pursuant to Section 4 of this Agreement (the “Term”). Thereafter, this Agreement be subject to renewal pursuant to the mutual agreement of the parties (such extensions the “Renewal Term”). In the event of renewal, the last day of each Renewal Term shall be deemed the new Expiration Date.

3.            Compensation and Related Matters.

(a)           Base Salary. The Executive’s annual base salary shall be a net payment of $144,000 (the “Base Salary”). The Base Salary shall be paid in arrears on the first business day of each calendar month.

(b)          Annual Bonus. For each calendar year, the Executive may be entitled to a discretionary annual bonus, subject to meeting certain goals and objectives as shall be determined by the Board and communicated to the Executive prior to each year, in an amount to be determined by the Board based on the Company’s performance. The annual bonus shall not be considered in any case whatsoever as part of the Base Salary and the Executive will not be entitled to receive any social benefits and severance payments with respect to the annual bonus. It is hereby clarified that in any event of termination prior to the end of the calendar year, the Executive shall not be entitled to the annual bonus.

(c)          Long Term Incentive Plan. The Executive shall be entitled to participate in all bonus or other compensation programs adopted by the Company and applicable generally to senior executives of the Company.

(d)          Signing Options. Subject to approval of the Board, the Company’s share option plan to be adopted, and an option agreement to be signed between the Company and the Executive, the Executive shall be awarded options to purchase five percent (5%) of the fully diluted shares of the Ordinary Shares of the Company issued and issuable on the date of this Agreement (the “Signing Options”). The Signing Options shall be non-dilutable and the Executive shall be granted additional option every time the Company issued any shares of common stock or common stock equivalents. The Signing Options shall be exercisable for ten (10) years from the date of this Agreement at an exercise price equal to the fair market value thereof. The Signing Options shall vest in three tranches: one third (1/3) on the first anniversary of this Agreement, one third (1/3) on the second anniversary of this Agreement, and one third (1/3) on the third anniversary of this Agreement. In the event the Company has a Deemed Liquidation (as defined in the Company’s Articles of Association), all the Signing Options shall immediately vest. Upon the Company producing a working prototype of Version 2 of the Dror device half (½) the Signing Options shall immediately vest. Upon the Company having 500 patients using Version 2 of the Dror device, all the Signing Options shall immediately vest. The Signing Options shall be exercisable cashlessly. The Company and Executive may enter into a separate agreement to further memorialize the Signing Options.

(e)          Business Expenses. The Company shall promptly reimburse the Executive for all reasonable and necessary business-related expenses incurred in connection with the performance of the Executive’s duties hereunder in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers, provided that the Executive furnishes the Company with all supporting information and documentation relevant to such expenses as the Company may reasonably request.

(f)           Other Benefits. The Executive shall be entitled to participate in all pension, savings and retirement plans, welfare and insurance plans, practices, policies, programs and perquisites of employment applicable generally to other senior executives of the Company.

(g)           Pension Insurance.

(i)           As of the Employment Starting Date, the Company shall insure the Executive under a pension fund and/or managers’ insurance and/or provident fund and/or a combination of several types of such arrangements (the "Pension Arrangement"), according to the Executive's selection regarding the pension product as well as the pension provider. For avoidance of any doubt, it is hereby clarified that in any event the Company's overall contributions will not be made from an amount exceeding the Executives' Base Salary.

(ii)          The percentage of the contributions to the pension fund and/or managers’ insurance and/or provident fund shall be in the rate as detailed in Annex A.

(iii)         The Company and the Executive agree and acknowledge that the Company's contribution towards managers insurance and/or pension plan and/or provident fund as set forth in this Section (g), are in lieu of severance payments to which the Executive (or his beneficiaries) is otherwise entitled to with respect to the Base Salary upon which such contributions were made and for the period in which they were made, pursuant to Section 14 of the Severance Law. The parties hereby adopt the General Approval of the Minister of Labor and Welfare, in the form attached hereto as Annex B.

(iv)         The Company hereby forfeits any right it may have for reimbursement of sums paid by the Company into the managers insurance and/or pension plan and/or provident fund, except (a) if the Executive withdraws such sums from the pension fund and/or managers insurance and/or provident fund, other than in the event of death, disability or retirement at the age of 60 or more; or (b) upon the occurrence of any of the events provided for in Sections 16 and 17 of the Severance Law.

(v)          If the Executive does not notify the Company in writing within 30 days of the Employment Starting Date regarding his elected Pension Arrangement, the Company shall insure the Executive under the default pension fund elected and published by the Commissioner of the Capital Market, Insurance and Savings Division at the Ministry of Finance.

(vi)         The Executive's contributions shall be deducted by the Company from the Executive's Base Salary and shall be transferred by the Company to the Executive's pension fund and/or managers insurance and/or provident fund. By signing this Agreement, the Executive hereby irrevocably authorizes the Company to deduct the appropriate amounts from the Executive's Base Salary.

(h)           Annual Vacation.

(i)            Executive shall be entitled to 20 paid vacation days during each year of employment with the Company as detailed in Annex A.

(ii)           The dates of the Executive’s vacation shall be coordinated in advance with the Company.

(iii)          To the extent the Executive requires additional vacation days, he may request additional days from the Supervisor and coordinate such vacation with the Company at Company’s discretion and according to the Company’s policy as amended from time to time.

(iv)          Executive shall be obligated to take at least one vacation each year of at least 7 consecutive days (5 working days which shall be counted as vacation days and the weekend), as prescribed by law.

(v)           The Company shall be entitled to set uniform dates for vacation for all or part of its employees, with respect to all or any part of the vacation days, as it shall deem fit.

(vi)          Any unused vacation days shall be treated in accordance with the Company’s policy, as in effect from time to time.

(i)            Sick Leave & Recreation Pay. Executive shall be entitled to sick leave (commencing the first day of sickness), and to recreation pay (“dmei havra’ah”) according to applicable law.

4.            Termination.

(a)           Death. The Executive’s employment hereunder shall terminate upon his death.

(b)          Disability. The Company may terminate the Executive’s employment if the Executive becomes subject to a Disability. For purposes of this Agreement, “Disability” means the Executive is unable to perform the essential functions of his position as CEO, with or without a reasonable accommodation, for a period of 120 consecutive days or 180 days during any rolling consecutive 12-month period.

(c)          Termination by Company for Cause. Notwithstanding the above, the Company shall have the right to immediately terminate this Agreement for a Cause, as determined by the Company. For purposes of this Agreement, “Cause” means the Executive’s: (i) willful misconduct, gross negligence, fraud, embezzlement or other material dishonesty with respect to the affairs of the Company or any of its affiliates; (ii) material failure to meet minimum performance expectations of the Board; (iii) conviction, plea of nolo contendere, guilty plea, or confession to either a felony or any lesser crime relating to the affairs of the Company or any of its affiliates or of which fraud, embezzlement, or moral turpitude is a material element; or (iv) a material breach of this Agreement or a breach of a fiduciary duty owed to the Company, provided that any such breach, if curable, shall not constitute Cause unless the Company has provided the Executive with (x) written notice of the acts or omissions giving rise to a termination of his employment for Cause; (y) the opportunity to correct the act or omission within 30 days after receiving the Company’s notice (the “Cure Period”); and (z) an opportunity to be heard before the Board with the Executive’s counsel present prior to the expiration of the Cure Period. In the event of termination for Cause, Executive’s entitlement to severance pay will be subject to Sections 16 and 17 of the Severance Pay Law 5723-1963 (the “Severance Law”) and/or any other applicable law.

(d)          Termination by the Company without Cause. The Company may not terminate the Executive’s employment during any Term or Renewal Term without Cause.

(e)          Termination by the Executive. The Executive may terminate his employment at any time for any reason other than a Good Reason, upon 30 days prior written notice.

(f)           Termination by the Executive for Good Reason. The Executive may terminate his employment for Good Reason by providing written notice. For purposes of this Agreement, “Good Reason” means: (i) a material reduction in the Executive’s Base Salary; or (ii) the Company’s material breach of this Agreement; provided that Good Reason based on a material breach shall exist only if within 90 days of the Company’s act or omission resulting in a material breach, the Executive notifies the Company in a writing of the act or omission, the Company fails to correct the act or omission within 30 days after receiving the Executive’s written notice and the Executive actually terminates his employment within the 30 days following the end of such 30-day cure period.

(g)           Expiration. Executive’s employment shall terminate on the Expiration Date.

(h)          Termination Date. The “Termination Date” means: (i) if the Executive’s employment is terminated by his death under Section 4(a), the date of his death; (ii) if the Executive’s employment is terminated on account of his Disability under Section 4(b), the date on which the Company provides the Executive a written termination notice; (iii) if the Company terminates the Executive’s employment for Cause under Section 4(c), the date on which the Company provides the Executive a written termination notice, unless the circumstances giving rise to the termination are subject to the Cure Period, in which case the date on which the Company provides the Executive a written termination notice following the end of the Cure Period; (iv) if, despite the restriction against doing so under Section 4(d), the Company terminates the Executive’s employment without Cause under Section 4(d), 90 days after the date on which the Company provides the Executive a written termination notice; (v) if the Executive resigns his employment without Good Reason under Section 4(e), 30 days after the date on which the Executive provides the Company a written termination notice; (vii) if the Executive resigns his employment with Good Reason under Section 4(f), the date on which the Executive provides the Company a timely written termination notice, except the Termination Date shall be the last day of the relevant 30-day cure period, if applicable; and (viii) the Expiration Date if the Executive’s employment terminates under Section 4(g).

(i)           Upon the earlier of the termination of employment, Executive shall return to the Company all Company equipment in good and working form (including without limitation, computer/laptop, mobile phone, etc.), including documents and information in Executive’s possession or control or that were provided to Executive and belong to the Company whether in the form of magnetic or digital media, formula, letter, certificate, copy, picture, movie etc., related in any manner, directly or indirectly, to the Company, even if same were created by Executive, and any copies thereof. Furthermore, Executive shall provide the Company with a list of all passwords, write-protect codes and similar access codes used in the context of Executive’s work.

5.            Compensation upon Termination.

(a)          Termination by the Company for Cause or by the Executive without Good Reason. If the Executive’s employment with the Company is terminated pursuant to Section 4(c) or 4(e), the Company shall pay or provide to the Executive the following amounts through the applicable Termination Date: any earned but unpaid Base Salary, unpaid expense reimbursements, and any earned but unpaid Annual Bonus (the “Accrued Obligations”) on or before the time required by law but in no event more than 30 days after the Executive’s Termination Date.

(b)          Death. If the Executive’s employment with the Company is terminated pursuant to Section 4(a), then the Executive (or his authorized representative or estate) shall be entitled to the following:

(i)            the Accrued Obligations earned through the applicable Termination Date (payable on or before the time required by law but in no event more than 30 days after the applicable Termination Date);

(ii)           a pro-rata portion of the Executive’s Annual Bonus, if any, for the fiscal year in which the Executive’s termination occurs (determined by multiplying the amount of such bonus which would be due for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that the Executive is employed by the Company and the denominator of which is 365) payable at the same time bonuses for such year are paid to other senior executives of the Company;

(iii)          vest the Executive on the applicable Termination Date for any and all previously granted outstanding equity-incentive awards subject to time-based vesting criteria as if the Executive continued to provide services to the Company for 12 months following the applicable Termination Date; and

(iv)          in the case of a termination due to Disability, in addition to the aforementioned awards, continuation of the Base Salary in effect on the Termination Date until the earlier of (A) the first anniversary of the Termination Date, and (B) the date Executive is eligible to commence receiving payments under the Company’s long-term disability policy. If the net compensation from the Base Salary is greater than the net compensation from the long-term disability policy, the Company, through the first anniversary of the Termination Date will compensate the Executive’s estate the difference in net compensation.

(c)           Termination by Disability; by the Company without Cause, by the Executive with Good Reason, or Expiration. If the Executive’s employment is terminated by the Company in breach of Section 4(b), 4(d), 4(f), or 4(g) then the Executive shall be entitled to the following:

(i)            the Accrued Obligations earned through the Termination Date (payable on or before the time required by law but in no event more than 30 days after the applicable Termination);

(ii)           severance in a single lump sum installment in amount equal to the Base Salary at the rate in effect on the Termination Date (“Severance”). The Severance is payable in twelve installment on the first of the month for each month following the Termination Date;

(iii)          the Executive shall retain all the benefits in Sections 3(f), 3(g), 3(h), and 3(j), for one year after the Termination Date; and

(iv)          full vesting of the Executive in any and all outstanding previously granted equity-based incentive awards subject to time-based vesting criteria.

6.           Proprietary Information, Non-Disclosure and Non-Compete

(a)          Covenant Against Disclosure. The provisions of the Proprietary Information, Assignment of Inventions, Non-Disclosure and Non-Compete Agreement attached hereto as Annex C (the “PIIA”) are hereby incorporated by reference. Executive hereby acknowledges and agrees that this Agreement shall not come into force unless the PIIA is executed. The provisions of the PIIA shall survive the rescission or termination, for any reason, of this Agreement.

7.           No Disparagement. During the Term and through the second anniversary of the Termination Date, the Executive will not make public statements or communications that disparage the Company or any of its businesses, services, products, affiliates or current, former or future directors and executive officers in their capacity as such. During the Term and through the second anniversary of the Termination Date, the Company will instruct its directors and executives not to make public statements or communications that disparage the Executive. The foregoing obligations shall not be violated by truthful statements to any governmental agency or entity, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

8.           Indemnification. During the Term and thereafter, the Company shall indemnify and hold the Executive and the Executive’s heirs and representatives harmless, to the maximum extent permitted by law, against any and all damages, costs, liabilities, losses and expenses (including reasonable attorneys’ fees) as a result of any claim or proceeding (whether civil, criminal, administrative or investigative), or any threatened claim or proceeding (whether civil, criminal, administrative or investigative), against the Executive that arises out of or relates to the Executive’s service as an officer, director or employee, as the case may be, of the Company, or the Executive’s service in any such capacity or similar capacity with any affiliate of the Company or other entity at the Company’s request, both prior to and after the Effective Date, and to promptly advance to the Executive or the Executive’s heirs or representatives such expenses, including litigation costs and attorneys’ fees, upon written request with appropriate documentation of such expense upon receipt of an undertaking by the Executive or on the Executive’s behalf to repay such amount if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company. During the Term and thereafter, the Company also shall provide the Executive with coverage under its then current directors’ and officers’ liability policy to the same extent that it provides such coverage to its other executive officers. If the Executive has any knowledge of any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, as to which the Executive may request indemnity under this provision, the Executive will give the Company prompt written notice thereof. The Company shall be entitled to assume the defense of any such proceeding and the Executive will use reasonable efforts to cooperate with such defense. To the extent that the Executive in good faith determines that there is an actual or potential conflict of interest between the Company and the Executive in connection with the defense of a proceeding, the Executive shall so notify the Company and shall be entitled to separate representation at the Company’s expense by counsel selected by the Executive (provided that the Company may reasonably object to the selection of counsel within 10 business days after notification thereof) which counsel shall cooperate, and coordinate the defense, with the Company’s counsel and minimize the expense of such separate representation to the extent consistent with the Executive’s separate defense. This Section shall continue in effect after the termination of the Executive’s employment or the termination of this Agreement.

9.            Disputes.

(a)          Any dispute or controversy arising out of or relating to this Agreement or your employment shall be brought solely in the courts having jurisdiction over Tel Aviv, Israel.

(b)          BOTH THE COMPANY AND THE EXECUTIVE HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW.

(c)          In the event of any contest or dispute relating to this Agreement or the termination of Executive’s employment hereunder, the non-prevailing party in any such contest or dispute shall be liable for the attorneys’ fees and costs of the prevailing party.

10.          Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter.

11.          Successors. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive’s death after his termination of employment but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation). The Company shall require any successor to the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

12.          Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13.          Survival. The provisions of this Agreement shall survive the termination of this Agreement or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

14.          Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

15.          Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices,

If to Executive:	Lee Haddad 108 Nof Harim Har Adar, Israel
Email: Leeahaddad@yahoo.com

If to Company:	Dror Ortho-Design Ltd.
[RC]
[RC]
Attention: [RC]
Email: [RC]

16.          Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

17.          Governing Law. This is an Israeli contract and shall be construed under and be governed in all respects by the laws of Israel for contracts to be performed in that State and without giving effect to the conflict of laws principles of Israel.

18.          Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

Dror Ortho-Design Ltd.

By:
Name: Shraga Braverman
Title: Chief Executive Officer

Lee Haddad

[Signature Page - Dror Ortho Design Ltd. - Employment Agreement - Lee Haddad - December 2021]

ANNEX A

1.	Executive Personal Details:	Full Name: Lee Haddad Israeli I.D. Number: 513542274 Address: Nof Harim 108, Har Adar 908360 Israel Phone No.: (972) +546664449
2.	Position in the Company: Main responsibilities:	CEO All duties and responsibilities as customarily performed by an employee in such position and/or as the Board shall assign to the Executive, from time to time.
3.	Supervisor / direct manager:	Board of Directors
4.	Base Salary	An aggregate net amount of $12,000 to be paid on the 1st day of each following month in accordance with the Company's normal payroll procedures but not later than the 9th day of each month.
5.	Travel Expenses:	In accordance with applicable law.
6.	Contribution towards pension insurance:

Remunerations – Out of the Monthly Salary, the following percentages shall be contributed to the remuneration component: The Company shall contribute 6.5% to the remuneration component, provided the Executive contributes 6% for this purpose.

It is hereby clarified that the Company's contributions to the remuneration component to managers’ insurance and/or provident fund, shall include a contribution of 5% for the remuneration component as well as payment for acquiring loss of ability to work insurance to insure 75% of the Monthly Salary. Notwithstanding, in the event that in order to acquire the aforementioned loss of ability to work insurance, the Company shall be required to increase the percentage of its contributions, in such case the Company's contributions shall be increased up to 7.5% of the Monthly Salary. For the avoidance of any doubt, the Company's contributions percentages to the remuneration component for managers’ insurance and/or provident fund shall not be lower than 5% of the Monthly Salary, and the total amount of the Company's contributions, including loss of ability to work insurance shall not be higher than 7.5% of the Monthly Salary.

Severance Pay – The Company shall contribute each month an amount equal to 8.33% of the Monthly Salary to the component of Severance Pay.

7.	Annual Vacation Days:	20 days

* In the event of any conflict between the terms in this Annex A and the body of the Agreement the terms in the body of the Agreement shall control.

ANNEX B

GENERAL APPROVAL REGARDING PAYMENTS BY EMPLOYERS TO A PENSION FUND AND INSURANCE FUND IN LIEU OF SEVERANCE PAY UNDER THE SEVERANCE PAY LAW, 5723-1963

ANNEX C

PROPRIETARY INFORMATION, INVENTIONS ASSIGNMENT, NON-DISCLOSURE AND NON-COMPETE UNDERTAKING

The undersigned, employee of Dror Ortho-Design Ltd. (the “Employee” and the “Company”, respectively) hereby acknowledges that in the course of his employment with the Company (the “Employment”), he will have access to, and/or participate in the development or marketing of, the Company’s products and/or certain proprietary information, inventions, commercial secrets and other confidential information of the Company disclosed to the Employee, and/or accessed by, and/or developed by the Employee and/or with the assistance of the Employee. In relation to such confidential information, the Employee hereby undertakes as follows, in full knowledge that the force of this undertaking is in no way dependent upon the force of the Employee’s employment agreement entered with the Company and is entirely independent from the obligations under in the Employee’s employment agreement with the Company (the “Employment Agreement”):

1.	PROPRIETARY INFORMATION AND NON-DISCLOSURE

1.1.	Employee acknowledges and agrees that he had, and will have access to or be involved in the making or development of, confidential and proprietary information concerning the business and financial activities of the Company or any of its affiliated entities and/or information and technology regarding the Company’s products, services, research and development, including without limitation, the Company’s banking, investments, investors, properties, operational methods, plans and strategies, business plans, research projects, employees, marketing plans, supplier lists, customers, data, operating procedures, trade secrets, test results, formulas, processes, data and know-how, improvements, inventions, patents, application for patents, copyrights, trademarks, engineering specifications, product designs, technical information, discoveries, studies, techniques, specifications, computer programs (in source and object code), databases, products (actual or planned), any other commercial secret, as defined in the Commercial Torts Law, 5759-1999, and any intellectual property. Such information, whether in documentary, written, oral, digital format or otherwise, shall be deemed to be and referred to as “Proprietary Information”. The term “Company” shall include for purposes of this Section 1 any subsidiaries and/or affiliates thereof.

1.2.	Proprietary Information shall be deemed to include any and all proprietary information disclosed by or on behalf of the Company irrespective of form, but excluding information that (i) was known to Employee prior to his association with the Company and can be so proven by Employee by documentary evidence; (ii) is or has become a part of the public knowledge, except as a result of a breach of this Undertaking by Employee; (iii) was received by Employee from a third party, having no obligation to the Company.

1.3.	Employee agrees and declares that all Proprietary Information and rights in connection therewith are and shall be the sole property of the Company and its assignees and no license or other rights to Proprietary Information is granted or implied hereby to have been granted to Employee, in the past, now or in the future.

1.4.	At all times, both during his engagement by the Company and after its termination, Employee will continue to keep in strict confidence and trust all Proprietary Information, and Employee will not copy, transmit, reproduce, summarize, quote, publish, reverse engineer, make any commercial or other use, disclose and/or make available, directly or indirectly any Proprietary Information or anything relating to it without the prior written consent of the Company, except as may be necessary in the ordinary course of performing Employee’s duties under his employment with the Company in the best interests of the Company.

1.5.	Upon termination of his Employment with the Company, or upon the Company’s first request, Employee will promptly deliver to the Company all Proprietary Information and all documents and materials of any nature (whether in printed, digital or other form) prepared by Employee or which came to Employee’s possession howsoever, at any time during the Employment with the Company. Employee will not take with him or retain any documents or materials or copies thereof containing any Proprietary Information in whatever form.

1.6.	Employee recognizes that the Company received and will receive confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. At all times, both during his Employment and after its termination, Employee undertakes to keep and hold all such information in strictest confidence and trust, and not to use or disclose any of such information without the prior written consent of the Company, except as may be necessary to perform his duties as an employee of the Company and consistent with the Company’s agreement with such third party. Upon termination of his Employment with the Company, Employee shall act with respect to such information as set forth in Section 1.4, mutatis mutandis.

1.7.	The provisions of this Section 1 shall survive the termination of the Employee’s Employment with the Company regardless of the cause of such termination.

2.	ASSIGNMENT OF INVENTIONS

2.1.	Employee understands that the Company is engaged, involved or associated in a continuous program of research, development, production or marketing in connection with its business and that, as an essential part of his employment with the Company, he may and is expected to make new contributions to and create inventions of value for the Company.

2.2.	During the term of the Employment Agreement, Employee undertakes and covenants that he will promptly disclose in confidence to the Company all inventions, patents, patent applications, patent rights, improvements, innovations, designs, copyrights, original works of authorship, formulas, concepts, techniques, forecasts, test results and documentation, discoveries, business methods and any other methods, confidential information, data, models, drawings, tooling, schematics and other diagrams, instructional material, notes, records, algorithms, integrated circuits, know-how, operating procedures, methods, systems, processes, compositions of matter, computer software programs, binary code, object code, source code, databases, mask works, brands, trademarks, logos, goodwill and trade secrets, whether or not patentable, copyrightable, registerable or otherwise protectable as trade secrets or under any other intellectual property right, that are made or conceived or first reduced to practice or created by Employee, either alone or jointly with others, in the course of his Employment with the Company, (including, without limitation, “Service Inventions” as defined under Section 132 of the Israeli Patent Law 5727-1967 (the “Patent Law”)) and any rights analogous to the foregoing anywhere in the world, which relates to any of the Company’s and/or its subsidiaries and/or affiliates business, products, scope of work, or actual or demonstrably anticipated research and development or which are developed in whole or in part on the Company’s time or with the use of any Company’s equipment, supplies, facilities, or Proprietary Information (“Inventions”). For the purposes of clarity, no intellectual property, invention or other asset that is no related to the business of the Company shall be included in the definition of “Inventions.”

2.3.	Employee agrees and represents, that all Inventions will be the sole and exclusive property of the Company. Employee hereby covenants and agrees that so long as he will be employed with the Company, he shall not cooperate with any third party in purpose of creating any Invention/s, unless a prior written consent is obtained from the Company.

2.4.	Employee agrees to keep and maintain adequate and current written records of all Inventions made by him (solely or jointly with others) during his Employment. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times and will be returned to the Company upon the earlier of completion of the services or the request of the Company.

2.5.	Employee agrees that if in the course of performing services, he will wish to incorporate any intellectual property right, including without limitation, invention (whether or not patentable), work of authorship, mask work, design, trade secret, improvement, development, concept, discovery or other proprietary information that does not belong to the Company, but rather owned by him or in which he has an interest (“Employee’s IP”) into any Invention developed hereunder (“Incorporated IP”) Employee shall inform the Company, in writing, before incorporating such Employee’s IP into any Invention.

2.6.	Employee shall not incorporate any invention, work of authorship, mask work, protectable design, improvement, development, concept, discovery, trade secret or other proprietary information owned in whole or in part by any third party into any Invention without prior written permission of the Company.

2.7.	Without thereby derogating from any right of the Company pursuant to any applicable law, and to the extent that Employee may have rights in any Inventions which do not vest upon creation in the Company, Employee hereby irrevocably transfers and assigns to the Company and/or its assignees, successors and legal representatives, and shall transfer and assign, as and when any such Invention is first created or conceived and when first reduced to practice or first fixed in a tangible medium, as applicable, without additional consideration other than his salary and other benefits to which he is entitled to as an employee of the Company (including without limitation, without any compensation or royalties in accordance with Section 134 of the Patent Law), any and all worldwide patents, patent applications, copyrights, mask works, trade secrets and other any rights, intellectual property rights, titles and interests, in any Invention, including all powers, privileges and immunities arising thereunder or conferred thereby, and all applications for intellectual or industrial property that have been or may hereinafter be filed for the Inventions in any jurisdiction, and all divisions, renewals and continuations thereof, and all registrations that may be granted thereon and all extensions and reissues thereof, together with any and all rights of priority relating to the Inventions and any registrations that may be granted thereon, expressly including the right to sue for past infringement, and hereby further acknowledges and shall in the future acknowledge Company’s full and exclusive ownership in all such Inventions.

2.8.	Employee also hereby forever waives and agrees never to assert any and all Moral Rights he may have in or with respect to any Invention, even after termination of his Employment with the Company. “Moral Rights” mean any rights of paternity or integrity, any right to claim authorship of an invention, to object to any distortion, mutilation or other modification of, or other derogatory action in relation to, any Invention, whether or not such would be prejudicial to his honor or reputation, and any similar right, existing under judicial or statutory law of any jurisdiction whatsoever, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right”. Employee further agree that, with respect to all Inventions and Proprietary Information and other matters concerning his Employment with the Company that may result in publishable material, all such publication rights shall belong exclusively to the Company.

2.9.	Employee expressly, unconditionally and irrevocably waives: (i) any right and/or claim for ownership in relation to any Invention; (ii) all economic rights in the Inventions, including without limitation, in the framework of Section 132(b) of the Patent Law and any rights to royalties from any intellectual property rights (specifically including patent rights under the Patent Law), and any right to receive any payment or other consideration whatsoever with respect to the Inventions (other than any salary, consideration and other benefits provided to him under his Employment with the Company) pursuant to any applicable law, in any jurisdiction, including (but not limited to) pursuant to Section 134 of the Patent Law, or any provision that may supersede it.

2.10.	Employee agrees to reasonably assist the Company, at the Company’s expense, in every proper way to obtain and enforce, for the benefit of the Company and/or its assignees exclusive and absolute title, right, interest, patents, copyrights, mask work rights, and other legal protections for the Inventions in any and all countries. Employee will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. Employee’s obligations under this Section 2.92.10 will survive the termination of his Employment with the Company, provided that the Company will compensate him at a reasonable rate after such termination for time or expenses actually spent by him at the Company’s request on such assistance. After the termination of the Employee’s Employment with the Company, any assistance requested by the Company pursuant to this Section 2.10 shall take into account the Employee’s obligations towards third parties.

2.11.	Employee hereby irrevocably appoints the Company and/or its duly authorized officers and agents (including, without limitation, the chairman of the Company’s board of directors) as his attorney-in- fact to execute documents on his behalf for this purpose and agrees that, if the Company is unable because of Employee’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Employee’s signature for the purpose of applying for or pursuing any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions assigned to the Company in this Section 2, to act for and on Employee’s behalf to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by the Employee.

2.12.	Employee hereby acknowledges and agrees that any salary, consideration and other benefits provided to him during his Employment, constitute appropriate, full and fair consideration in connection with his engagement with the Company, including, without limitation, with respect to this Undertaking and including with respect to his undertakings under this Section 2 and section 3 below and with respect to any Inventions, all of which are assigned to the Company and/or its subsidiaries and/or affiliates, as applicable, in accordance with this Undertaking. In the event that for any reason the rights detailed in this Section 2 cannot be waived, Employee hereby assigns and transfers to the Company any such right he may have to receive any additional payment or other consideration whatsoever with respect to any Invention pursuant to any applicable law, including the Patent Law, in any jurisdiction.

2.13.	The provisions of this Section 2 shall survive the termination of the Employee’s Employment with the Company regardless of the cause of such termination.

3.	NON-COMPETITION; NON-SOLICITATION

3.1.	Employee agrees and undertakes that he will not, without the prior written consent of Company, so long as he is employed by the Company and for a period of 12 months following termination of his employment for whatever reason, directly or indirectly, as owner, partner, joint venture, stockholder, employee, broker, agent, principal, corporate officer, director, licensor or in any other capacity whatever (a) without derogating from the above stated in sections 1 and 2, engage in, become financially interested in, be employed by, any business or venture that is engaged in any activities involving either (i) products similar to or competing with actual or planned products of the Company or its affiliates, or (ii) information, processes, technology or equipment that is similar to information, processes, technology or equipment in which the Company or its affiliates then have a proprietary interest, in any geographic area where, during the time of employment, such business of the Company or any of its affiliates is being or had been conducted, provided, however, that Employee may own securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time five percent (5%) of any class of stock or securities of such company, so long as he has no active role in the publicly owned and traded company as director, employee, consultant or otherwise; or (b) assist any other person, entity, or organization in competing or in preparing to compete with the business or demonstrably anticipated business of the Company; or (c) entice, solicit or encourage any employee, consultant, customer, vendor, supplier or prospective employee, consultant, customer, vendor or supplier of Company to cease doing business with the Company, reduce its relationship with the Company or refrain from establishing or expanding a relationship with the Company or in any other way interfere with the Company’s relationships with its employees, consultants, customers, vendors or suppliers. Exceptions to the restriction set forth in Section 3.1(a) will be permitted with written consent of the board of directors of the Company.

3.2.	Employee agrees and undertakes that during the period of his employment with the Company and for a period of 12 months following its termination for any reason, he will not, directly or indirectly, including personally or in any business in which he is an officer, director or shareholder, for any purpose or in any place, hire or engage with any person employed by the Company on the date of such termination or during the preceding twelve months (except where such person is employed at the time of such termination and thereafter by a third party). Provided that the foregoing restrictions shall not apply to (i) any solicitations made pursuant to general advertising; or (ii) through search firms that are not directed specifically at employees of the Company.

3.3.	Employee acknowledges that the Company has entered into his Employment Agreement in reliance on his undertaking set forth in this Section 3, and that given his access to information regarding the Company, the provisions of this Section 3 are reasonable and necessary to protect the Company’s business and rights.

3.4.	If any one or more of the terms contained in this Section 3 shall for any reason be held to be excessively broad with regard to time, geographic scope or activity, the term shall be construed in a manner to enable it to be enforced to the extent compatible with applicable law.

3.5.	The provisions of this Section 3 shall survive the termination of the Employee’s Employment with the Company regardless of the cause of such termination.

4.	MISCELLANEOUS

4.1.	Governing Law. This Undertaking shall be governed by and construed according to the laws of the State of Israel. Any dispute arising under or relating to this Undertaking or any transactions contemplated herein shall be resolved by the competent courts in Jerusalem, and each of the parties hereby submits irrevocably to the exclusive jurisdiction of such venue.

4.2.	Severability. If one or more provisions of this Undertaking are held to be illegal or unenforceable under applicable Israeli law, such illegal or unenforceable provision(s) shall be limited or excluded from this Undertaking to the minimum extent required so that this Undertaking shall otherwise remain in full force and effect and enforceable in accordance with its terms.

4.3.	Transferability. This Undertaking is fully assignable and transferable by the Company, but any purported assignment or transfer by the Employee is void.

4.4.	Injunctive Relief. Any breach of this Undertaking will cause irreparable harm to the Company, for which damages would not be an adequate remedy, and therefore, the Company will be entitled as a matter of right to an injunctive relief, out of any court of competent jurisdiction, restraining any violation or further violation of this Undertaking by the Employee or others acting on his behalf. The Company’s right to injunctive relief shall be cumulative and in addition to any other remedies provided by law or equity and without any requirement to post bond.

4.5.	Change of Title/Responsibilities. Any change in Employee's title and /or responsibilities and/or terms of employment by the Company, shall not effect this Undertaking and the provisions herein shall remain in full force, regardless of the execution of a new agreement between Employee and the Company pursuant to such change(s).

IN WITNESS WHEREOF, the Employee has signed this Proprietary Information, Inventions Assignment, Non-Disclosure and Non-Compete Undertaking as of November 16 2021.

Lee Haddad